BOISE CASCADE CORPORATION
                   DIRECTOR STOCK OPTION PLAN

                    Adopted December 15, 1994
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                    BOISE CASCADE CORPORATION

                   DIRECTOR STOCK OPTION PLAN


 1.  PLAN ADMINISTRATION AND ELIGIBILITY

     1.1  Purpose.  The purpose of the Boise Cascade Corporation
Director Stock Option Plan (the "Plan") is to encourage ownership of the Company's common stock by its nonemployee directors.

     1.2 Administration. This Plan shall be administered by the Executive Compensation Committee (the "Committee") of the Board of Directors of the Company. The Committee shall have full authority to administer this Plan, including authority to interpret and construe any provision of this Plan and to adopt such rules for administration of this Plan as it may deem neces-sary or appropriate. Decisions of the Committee shall be final and binding on all persons who have an interest in this Plan.

     1.3 Participation in the Plan. Individuals who are directors of the Company as of each January 1, and who are not employees of the Company or any of its subsidiaries, are eligible to receive grants of options in that calendar year in accordance with Section 3.1 of this Plan ("Eligible Directors").

 2.  STOCK SUBJECT TO THE PLAN

     2.1 Number of Shares. The maximum number of shares of the Company's $2.50 par value Common Stock ("Common Stock" or
"Shares") which may be issued pursuant to options granted under this Plan shall be one hundred thousand Shares, subject to adjustment as provided in Section 4.4.

     2.2 Nonexercised Shares. If any outstanding option under this Plan for any reason expires or is terminated without having been exercised in full, the Shares allocable to the unexercised portion of the option shall again become available for issuance under options granted pursuant to this Plan.

     2.3 Share Issuance. Upon the exercise of an option, the Company may issue new Shares or reissue Shares previously repurchased by or on behalf of the Company.

 3.  OPTIONS

     3.1 Option Grant Dates. Options shall be granted automatically to each Eligible Director on July 31 of each year (or, if July 31 is not a business day, on the immediately preceding trading day) (the "Grant Date"). Any Eligible Director first elected as a director after July 31 but prior to December 31 in any year shall be granted an option covering the same number of shares as options granted to other Eligible Directors on the Grant Date for that calendar year. The Grant Date for an option granted to a newly-elected director hereunder shall be the date of such director's election to the board, and the Option Price of such option shall be determined as of such Grant Date.

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     3.2  Option Price.  The purchase price per share for the
Shares covered by each option shall be the closing price for a share of Common Stock as reported on the composite tape by the New York Stock Exchange on the Grant Date (the "Option Price").

     3.3 Number of Option Shares. The number of Shares subject to options granted to each participating director on each Grant Date will be 1,000. The board of directors may increase or decrease this number, not more frequently than once each year, by action taken at least six months prior to the Grant Date for which such increase or decrease is effective.

     3.4 Director Terminations. If a director participating in this Plan retires, resigns, dies, or otherwise terminates his or her position on the Company's Board of Directors prior to January 1 of any year, he or she shall not be eligible to receive a grant of an option in the year immediately following the year in which he or she so terminates.

     3.5 Written Documentation. Each grant of an option under this Plan shall be evidenced in writing, which shall comply with and be subject to the terms and conditions contained in this Plan.

     3.6  Nonstatutory Stock Options.  Options granted under this
Plan shall not be entitled to special tax treatment under
Section 422A of the Internal Revenue Code of 1986.

     3.7 Period of Option. Options may be exercised 12 months after their Grant Date, provided, however, that options held by a director shall be immediately exercisable upon the occurrence of any of the events described in Section 3.11, recognizing that Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Act"), may limit a director's ability to resell the Shares acquired upon the exercise until six months after the Grant Date. No option shall be exercisable after the earlier to occur of
(a) three years from the date upon which the option holder terminates his or her position as a director of the Company or
(b) ten years from the option's Grant Date.

     3.8 Exercise of Options. Options may be exercised only by written notice to the secretary of the Company and payment of the exercise price in (i) cash, (ii) Shares, (iii) a loan from the Company, or (iv) delivery of an irrevocable written notice instructing the Company to deliver the Shares being purchased to a broker selected by the Company, subject to the broker's written guarantee to deliver cash to the Company, in each case equal to the full consideration of the Option Price for the Shares which are being exercised. Options may be exercised in whole or in part.

     3.9 Options Nontransferable. Each option granted under this Plan shall not be transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder. No option granted under this Plan, or any interest therein, may be otherwise transferred, assigned, pledged, or hypothecated by the director to which the option was granted during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment, or similar process.

     3.10 Exercise by Representative Following Death of Director. A director, by written notice to the Company, may designate one or more persons (and from time to time change such designation), including his or her legal representative, who, by reason of the director's death, shall acquire the right to exercise all or a portion of an option granted under this Plan. Any exercise by a representative shall be subject to the provisions of this Plan.

     3.11 Acceleration of Stock Options.

          3.11.1  Merger or Consolidation.  Notwithstanding
Section 3.7, in the event of a dissolution or a liquidation of the Company or a merger and consolidation in which the Company is not the surviving corporation, any unexercised options granted prior to the date of the merger or consolidation shall become exercisable immediately prior to the date of the merger or consolidation.

          3.11.2 Change of Control. If, while unexercised options remain outstanding hereunder, (i) any "person" (as this term is used in Sections 13(d) and 14(d) of the Act) other than the Company or an employee benefit plan maintained by the Company is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding securities or (ii) during any period of two consecutive years, individuals who at the beginning of the period constitute the Company's board of directors, including for this purpose any new director whose election or nomination for election by the Company's shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, cease for any reason to constitute a majority of the members of the board, then from and after the date on which public announcement of the acquisition of such percentage is made or the date on which the change in the composition of the Board set forth above occurs, all options previously granted under this Plan shall be immediately exercisable in full.

 4.  GENERAL PROVISIONS

     4.1 Effective Date of This Plan. This Plan shall be effective December 16, 1994, subject to approval by the share-holders of the Company. Options may be granted under this Plan only after shareholder approval of this Plan.

     4.2 Duration of This Plan. This Plan shall remain in effect until all Shares subject to option grants have been pur-chased or all unexercised options have expired. Notwithstanding the foregoing, no options may be granted pursuant to this Plan on or after the tenth anniversary of this Plan's effective date.

     4.3 Amendment of This Plan. The board of directors may suspend or discontinue this Plan or revise or amend it in any respect, provided, however, that without approval of a majority of the Company's shareholders no revision or amendment shall
(i) change the number of Shares subject to this Plan (except as provided in Section 4.4), (ii) change the designation of the class of directors eligible to participate in the Plan,
(iii) change the exercise price of the options, or
(iv) materially increase the benefits accruing to participants under or the cost of this Plan to the Company. Moreover, in no event may Plan provisions be amended more than once every six months, other than to comport with changes in the Internal Revenue Code, the Employee Retirement Income Security Act, or the rules and regulations thereunder. No amendment, modification, or termination of this Plan shall in any manner adversely affect the rights of any director holding options granted under this Plan without his or her consent.

     4.4 Changes in Shares. In the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, or other change in the corporate structure or capitalization affecting the Shares, appropriate adjustment shall be made in the number (including the aggregate numbers specified in Section 2.1) and kind of Shares or other securities which are or may become subject to options granted under this Plan prior to and subsequent to the date of the change.

     4.5  Limitation of Rights.

          4.5.1 No Right to Continue as a Director. Neither this Plan, nor the granting of an option under this Plan, nor any other action taken pursuant to this Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

          4.5.2 No Shareholders' Rights for Options. An optionee shall have no rights as a shareholder with respect to the Shares covered by his or her options until the date of the issuance to him or her of a stock certificate therefor.

     4.6 Assignments. The rights and benefits under this Plan may not be assigned except as provided in Sections 3.9 and 3.10.

     4.7 Notice. Any written notice to the Company required by any of the provisions of this Plan shall be addressed to the secretary of the Company and shall become effective when it is received.

     4.8 Shareholder Approval and Registration Statement. This Plan shall be approved by the Board of Directors and submitted to the Company's shareholders for approval. Any options granted under this Plan prior to effectiveness of a registration state-ment filed with the Securities and Exchange Commission covering the Shares to be issued hereunder shall not be exercisable until, and are expressly conditional upon, the effectiveness of a registration statement covering the Shares.

     4.9 Governing Law. This Plan and all determinations made and actions taken pursuant hereto shall be governed by and construed in accordance with the laws of the state of Delaware.